Exhibit 99.1

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS SECOND QUARTER RESULTS

Announces Shareholders Conference call scheduled for 1 PM PST, today, November 5, 2007

CAMARILLO, California – November 5, 2007 — AML Communications, Inc. (AMLJ.OB) today announced results for the second quarter ended September 30, 2007.

Net sales for the quarter increased to $3.20 million, compared with $2.15 million for the same period a year earlier. The Company reported a profit of $104,000, or $0.01 per share, compared with net loss of $32,000, or ($0.00) per share, for the same period a year ago.

Results analysis, comparison to past performance

Revenues for the quarter were higher than the same period a year earlier due to increased bookings for our core defense business and revenue contribution from our Mica-Tech subsidiary. The increased bookings reported during the last three quarters have reached manufacturing maturity and are expected to positively impact revenues going forward. The majority of bookings are related to longer term contracts, some being multi-year programs. During the last two fiscal years, the Company has invested significant resources in diversifying the composition of orders by developing products that target large, multi-year programs.

Growth is expected to continue, for both the Camarillo and Santa Clara divisions as well as our Mica-Tech subsidiary. For further details please join our Conference call scheduled for 1PM PST, today, November 5, 2007.

The Conference Call-In Number is: 1-888-590-2384, then enter code: 3881345#

AML Communications is a designer, manufacturer and marketer of amplifiers and related products that address the Defense microwave market. The Company’s Mica-Tech subsidiary is a designer, manufacturer and marketer of intelligent satellite systems that provide Supervisory Control and Data Acquisition (SCADA) of the electric power grid. AML’s web site is located at http://www.amlj.com, MPI’s web site is located at http://www.microwavepower.com, and Mica-Tech’s website is located at http://www.mica-tech.com/

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular, defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Month Periods Ended		Six Month Periods Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

Net sales	$3,204,000	$2,150,000	$5,908,000	$4,452,000
Cost of goods sold	1,823,000	1,240,000	3,368,000	2,563,000
Gross profit	1,381,000	910,000	2,540,000	1,889,000

Operating expenses:
Selling, general & administrative	736,000	604,000	1,521,000	1,222,000
Research and development	572,000	325,000	1,147,000	645,000
Total operating expenses	1,308,000	929,000	2,668,000	1,867,000

Income/(loss) from operations	73,000	(19,000)	(128,000)	22,000

Other income/(expense), net	(51,000)	(5,000)	(87,000)	(13,000)
Income/(loss) before provision for income taxes and minority interest	22,000	(24,000)	(215,000)	9,000
Provision for income taxes	8,000	8,000	15,000	15,000
Minority Interest	90,000		288,000
Net income/(loss)	$104,000	$(32,000)	$58,000	$(6,000)

Basic earnings/(loss) per common share	$0.01	$(0.00)	$0.01	$(0.00)

Basic weighted average number of shares of common stock outstanding	10,257,000	10,234,000	10,257,000	10,234,000

Diluted earnings/(loss) per common share	$0.01	$(0.00)	$0.01	$(0.00)

Diluted weighted average number of shares of common stock outstanding	10,853,000	10,628,000	10,979,000	10,703,000